Exhibit 12.1

Jeffrey Turner - Attorney at Law

7533 S Center View Ct, #4291

West. Jordan, Utah 84084

(801) 810-4465

Admitted in the State of Utah

April 17, 2024

Roberto Mederos

Chief Executive Officer

Green Leaf Innovations, Inc.

15800 Pines Blvd.

Suite #3200

Pembroke Pines, FL 33027

Dear Mr. Mederos:

I have acted, at your request, as special counsel to Green Leaf Innovations, Inc., a Florida corporation (the “Company”), for the purpose of rendering an opinion as to the legality of 50,000,000 Units, each comprised of (i) one share of Company Series B Preferred Stock, par value $0.10; and (ii) a common stock purchase warrant for an additional 500 shares of Comon Stock, offered and distributed by the Company at a price of $0.015 per Unit, and 50,000,000,000 shares of Company Common Stock, par value $0.01, issuable upon conversion of the Series B shares and exercise of the warrants, pursuant to a Tier 1 Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Florida, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the Bylaws of Company; (d) selected proceedings of the board of directors of Company authorizing the issuance of the Shares; (e) certificates of officers of Company and of public officials; (f) and such other documents of Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) the Offering Statement filed on Form 1-A and all corresponding exhibits (collectively, the "Documents") have been duly authorized and executed (except as it relates to the Company in which case the Documents have in fact been duly authorized and executed); (b) the persons who executed the Documents had the legal capacity to do so; and (c) the persons identified as officers are actually serving as such and that any shares issued under and pursuant to the Offering Statement  will be properly authorized by one or more such persons.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Florida corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

JDT LEGAL, PLLC

/s/ Jeffrey Turner

Jeffrey Turner